Exhibit 10.1

April 29, 2013

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Dear Sirs:

Reference is made to the Change of Control Employment Agreement between me and Vulcan Materials Company, a New Jersey corporation (the “Company”), dated February 10, 2000 and restated October 1, 2008 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

This letter sets forth my agreement, effective as of the date hereof, to waive my rights to the following provisions in the Agreement: (i) the right to terminate my employment pursuant to the 30-day Window Trigger as set forth in the last sentence of Section 5(c)(v) of the Agreement; (ii) the right to the inclusion of the value of long-term incentive awards provided under clause (z) of Section 6(a)(i)(B) for purposes of the calculation of the lump sum payment under Section 6(a)(i)(B) of the Agreement; and (iii) the right to a Gross-Up Payment under Section 9 of the Agreement. This waiver is voluntary and I hereby agree to enter into such amendments to the Agreement as shall be reasonable and appropriate to implement the waiver of the rights specified in this letter.

Except as specified above, this letter does not affect any other terms of the Agreement, which remains in full force and effect.

Very truly yours,

By:           /s/ Donald M. James

      Title: Chairman and Chief Executive Officer

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